Exhibit 99.1
                        Earnings Release

L3Harris Technologies Reports Strong First Quarter 2026 Results

MELBOURNE, Fla., April 30, 2026 — L3Harris Technologies (NYSE: LHX) reports first quarter 2026 results.

Highlights
•Orders of $7.8 billion; book-to-bill of 1.4x increases backlog to new record $40.7 billion
•Revenue of $5.7 billion, up 12%, and 15% organically*
•Operating margin of 11.4% up 120 bps; Segment operating margin of 15.7% up 10 bps
•GAAP diluted EPS of $2.72, up 33%
•Updates 2026 EPS guidance

“We continue to execute against our Trusted Disruptor strategy with both urgency and discipline, leveraging speed and scale to meet the evolving needs of our customers. Our results reflect the strength of our portfolio and its alignment with the nation’s most critical defense missions. We operate in a dynamic global environment, where demand is accelerating and the future of warfare is driving near-term operational priorities. Across the portfolio, we quickly adapt to mission needs and scale our operations to meet increasing demand, accelerating growth across our enterprise,” said Christopher Kubasik, Chairman and CEO.

Kubasik added, “We delivered a strong start to the year with robust orders and revenue growth coupled with progress across our strategic priorities. We are well positioned for the next phase of growth and value creation, remain on track to deliver on our 2026 commitments and continue to advance toward the 2028 Financial Framework we outlined earlier this year.”

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*Organic revenue is a non-GAAP Financial Measure defined and reconciled to GAAP in Table 5.

SUMMARY FINANCIAL RESULTS*

	First Quarter		2026 Guidance
($ millions, except per share data)	2026	2025

Revenue
Space & Mission Systems	$2,990	$2,411
Communication & Spectrum Dominance	1,855	1,809
Missile Solutions	990	840
Intersegment	(91)	(74)
Segment revenue	5,744	4,986
Other[1]	—	146
Revenue	$5,744	$5,132	$23B - $23.5B

Operating income
Space & Mission Systems	$313	$238
Communication & Spectrum Dominance	465	443
Missile Solutions	124	96
Segment operating income	902	777
Unallocated corporate items and other, net[1] (see Table 4)	(250)	(252)
Operating income	$652	$525
Operating margin	11.4%	10.2%
Segment operating margin	15.7%	15.6%	low 16%

Tax rate
Effective tax rate	13.1%	15.9%

GAAP EPS
Diluted EPS	$2.72	$2.04	$11.40 - $11.60 (Prior: $11.30 - $11.50)
Diluted weighted-average common shares outstanding	188.1	189.1

Cash flow
Cash used in operations	$(95)	$(42)
Free cash flow[2]	$(187)	$(101)	$3.0B

1 Includes other non-reportable businesses, which is the divested Commercial Aviation Solutions business ("CAS disposal group").
2 Free cash flow is a non-GAAP Financial Measure defined and reconciled to GAAP in Table 6. Net cash provided by operating activities is anticipated to be approximately $3.6 billion and capital expenditures are anticipated to be approximately $600M.
* Organic revenue is a non-GAAP Financial Measure defined and reconciled to GAAP in Table 5.

Revenue: Increased $612 million, up 12%, and 15% organically, driven by growth across all segments reflecting new program ramps and increased international volume.
Operating Income: Increased $127 million, up 24%. Operating margin was 11.4%, up 120 bps. The improvement in operating income was primarily driven by a $125 million increase in segment operating income due to strong growth in the quarter and a decline in unallocated corporate items and other, net costs.
Segment Operating Income: Increased $125 million, up 16%. Segment operating margin was 15.7%, up 10 bps. Segment operating income grew across all segments due to increased volume, improved program performance and higher monetization of legacy assets aligned with our transformation and value creation priorities, partially offset by higher growth in businesses with lower average margin and increased investments in go-to-market activities and research and development.
Diluted EPS: Increased 33% to $2.72 driven by higher operating income, lower interest expense due to lower total outstanding debt, including both short-term and long-term debt, and a lower effective tax rate, partially offset by lower FAS pension income.
Cash Flow: Cash used in operations was ($95) million, impacted by timing of cash receipts coupled with higher cash disbursements. Capital expenditures were ($99) million, contributing to free cash flow of ($187) million.

SEGMENT RESULTS

Space & Mission Systems

	First Quarter
($ millions)	2026	2025	Increase

Revenue	$2,990	$2,411	24%
Operating margin	10.5%	9.9%	60 bps

Revenue: Increased 24%, primarily from the ramp in activity in our ISR business on classified and international missionized aircraft programs, including a milestone related to material procurement in support of classified contracts, as well as higher volume in Space, Mission Networks and Maritime programs partially offset by lower classified volume in our intel products and solutions business.
Operating Margin: Increased 60 bps to 10.5% driven by improved program performance, partially offset by increased material procurement in programs with lower average margins and increased investments in research and development.
Communication & Spectrum Dominance

	First Quarter
($ millions)	2026	2025	Increase

Revenue	$1,855	$1,809	3%
Operating margin	25.1%	24.5%	60 bps

Revenue: Increased 3%, primarily driven by increased volume for night vision devices, international software-defined resilient communications and the ramp in activity on the Next Generation Jammer Electronic Warfare program.
Operating Margin: Increased 60 bps to 25.1% primarily driven by increased sales associated with higher margin products in night vision devices and software-defined resilient communications as well as the favorable settlement of a legal matter, partially offset by increased investments in customer demonstrations, prototypes, and research and development.
Missile Solutions

	First Quarter
($ millions)	2026	2025	Increase

Revenue	$990	$840	18%
Operating margin	12.5%	11.4%	110 bps

Revenue: Increased 18% from higher production volumes across key missile and munition programs, including those prioritized by the Department of War's ("DoW") Munitions Acceleration Council, and space propulsion programs as well as new program ramps.
Operating Margin: Increased 110 bps to 12.5%, primarily due to the monetization of legacy assets aligned with our transformation and value creation priorities, partially offset by net unfavorable EAC adjustments.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of federal securities laws made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples include, but are not limited to: planned investments; 2026 guidance; the impact of recent and expected contract awards; the 2028 financial framework; divestiture timing; planned public offering by Missile Solutions; the impact of the global security environment; projections of other financial items; and assumptions underlying any of the foregoing. Investors should not place undue reliance on forward-looking statements, which reflect management’s current expectations, estimates, projections, assumptions and information currently available to management, and are not guarantees of future performance or actual results. Important risks that could cause our results to differ materially from those expressed in or implied by these forward-looking statements or from our historical results include, but are not limited to, risks arising from: competitive markets; U.S. Government spending priorities; changes in contract mix; unilateral contract action by the U.S. Government or unexpected issues related to the DoW's investment in our subsidiary; uncertain economic conditions; future geo-political events; supply chain disruptions; indebtedness; interest rates and other market factors; and changes in effective tax rate or additional tax exposures. These and other important risks that could impact forward-looking statements are described more fully in the "Risk Factors" in our Form 10-K for fiscal 2025. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section, and we have no duty to and disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Investor Relations Contact: Tony Calderon, 321-727-4450 investorrelations@l3harris.com	Media Relations Contact: Sara Banda, 321-306-8927 media@l3harris.com

Table 1 - Condensed Consolidated Statement of Operations (Unaudited)

	First Quarter
($ millions, except per share amounts)	2026	2025

Revenue	$5,744	$5,132
Cost of revenue	(4,342)	(3,782)
General and administrative expenses	(750)	(825)
Operating income	652	525
Non-service FAS pension income and other, net[1]	73	84
Interest expense, net	(136)	(150)
Income before income taxes	589	459
Income taxes	(77)	(73)
Net income	$512	$386

Earnings per share attributable to common shareholders
Basic	$2.74	$2.05
Diluted	$2.72	$2.04

Weighted-average common shares outstanding
Basic	186.8	188.5
Diluted	188.1	189.1

1“FAS” is defined as Financial Accounting Standards.

Table 2 - Condensed Consolidated Balance Sheet (Unaudited)

($ millions)	April 3, 2026	January 2, 2026

Assets
Current assets
Cash and cash equivalents	$590	$1,069
Receivables, net	1,912	1,371
Contract assets	3,530	3,566
Inventories, net	1,234	1,219
Other current assets	702	484
Assets of business held for sale	926	884
Total current assets	8,894	8,593
Non-current assets
Property, plant and equipment, net	2,658	2,665
Goodwill	19,999	20,010
Intangible assets, net	6,331	6,509
Deferred income taxes	71	76
Other non-current assets	3,427	3,342
Total assets	$41,380	$41,195

Liabilities and equity
Current liabilities
Short-term debt	$350	$—
Current portion of long-term debt	1,816	673
Accounts payable	1,930	2,461
Contract liabilities	2,736	2,262
Compensation and benefits	391	482
Other current liabilities	1,267	1,235
Liabilities of business held for sale	111	113
Total current liabilities	8,601	7,226
Non-current liabilities
Long-term debt, net	9,191	10,443
Deferred income taxes	1,225	1,114
Other non-current liabilities	2,683	2,777
Total liabilities	21,700	21,560
Total equity	19,680	19,635
Total liabilities and equity	$41,380	$41,195

Table 3 - Condensed Consolidated Statement of Cash Flows (Unaudited)

	First Quarter
($ millions)	2026	2025

Operating Activities
Net income	$512	$386
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	282	301
Share-based compensation	21	19
Net periodic benefit income	(70)	(84)
Share-based matching contributions under defined contribution plans	62	68
Deferred income taxes	119	(89)
(Increase) decrease in:
Receivables, net	(623)	(447)
Contract assets	72	(420)
Inventories, net	(17)	92
Other current assets	(218)	(19)
Increase (decrease) in:
Accounts payable	(527)	52
Contract liabilities	461	(16)
Compensation and benefits	(87)	(105)
Other current liabilities	(15)	11
Income taxes	(7)	273
Other operating activities	(60)	(64)
Net cash used in operating activities	(95)	(42)
Investing Activities
Capital expenditures	(99)	(59)
Proceeds from disposal of property, plant and equipment, net	7	—
Proceeds from sales of businesses, net of cash divested	—	831
Other investing activities	(5)	(28)
Net cash (used in) provided by investing activities	(97)	744
Financing Activities
Repayments of long-term debt	(106)	(5)
Change in commercial paper, net	350	20
Repurchases of common stock	(296)	(569)
Dividends paid	(238)	(228)
Other financing activities	6	(23)
Net cash used in financing activities	(284)	(805)
Effect of exchange rate changes on cash and cash equivalents	(3)	5
Net decrease in cash and cash equivalents	(479)	(98)
Cash and cash equivalents, beginning of period	1,069	615
Cash and cash equivalents, end of period	$590	$517

Table 4 - Unallocated Corporate Items (Unaudited)

	First Quarter
($ millions)	2026	2025

Unallocated corporate items:
Amortization of acquisition-related intangibles	$173	$194
LHX NeXt implementation costs[1]	—	35
Business divestiture-related losses[1]	10	17
Acquisition, divestiture and transaction-related expenses[1]	30	17
Other unallocated corporate items	37	12
Unallocated corporate items	250	275
Other non-reportable businesses[2]	—	(23)
Unallocated corporate items and other, net	$250	$252
1 Refer to Key Terms on page 10.
2 Includes the divested CAS disposal group.

Table 5 - Organic Revenue Non-GAAP Financial Measure Reconciliation (Unaudited)

	First Quarter
	2025
($ millions)	GAAP	Adjustments	Organic[1]

Revenue	$5,132	$(146)	$4,986

1 Organic revenue is a non-GAAP Financial Measure as defined by Regulation G. We use organic revenue to exclude revenue attributable to our divested CAS disposal group in prior periods.

Table 6 - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow - Non-GAAP Financial Measures Reconciliation (Unaudited)

	First Quarter
($ millions)	2026	2025

Net cash used in operating activities	$(95)	$(42)
Capital expenditures	(99)	(59)
Proceeds from disposal of property, plant and equipment, net	7	—
Free cash flow[1]	$(187)	$(101)

1 Free cash flow is a non-GAAP Financial Measure as defined by Regulation G. We use free cash flow to evaluate business performance and overall liquidity, and it is a performance metric in our annual incentive plan. We believe free cash flow is useful because it represents the cash generated from operations after reinvesting in our business that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entirety of free cash flow amount is not available for discretionary expenditures, however, because of certain mandatory expenditures, such repayment of debt.

Key Terms

Description	Definition
Business divestiture-related losses
In 2026, includes a loss recognized in connection with the Space Technology disposal group, which consists of certain product lines of our Space Propulsion and Power Systems sector and the space portion of our Space & Sensors division reported in our Mission Solutions segment. In 2025, includes a loss recognized in connection with the CAS disposal group divestiture.

Acquisition, divestiture and transaction-related expenses	Transaction and integration expenses associated with the Aerojet Rocketdyne acquisition in 2025; external costs related to pursuing acquisition and divestiture portfolio optimization; non-transaction costs related to divestitures; costs related to the carve-out and planned MSL public offering; salaries of employees in roles dedicated to planned strategic transaction activity; and resolution of a procurement contract matter.
LHX NeXt implementation costs
Includes costs related to workforce optimization costs, incremental IT expenses for implementation of new systems, third-party consulting expenses and other related costs, including costs related to personnel dedicated to this project. The implementation phase of LHX NeXt was completed in fiscal 2025.

Orders	Total value of funded and unfunded contract awards received from the U.S. Government and other customers, including incremental funding and adjustments to previous awards, excluding unexercised contract options and potential orders under ordering-type contracts, such as indefinite delivery, indefinite quantity (IDIQ) contracts.